Exhibit 4.8

Tower Leased Agreement between PT XL Axiata Tbk (‘XL”) and PT Indosat Tbk (“Indosat”), No. XL: 2078.A/XXVII.A.6169/XL/V/2010 and No. Indosat: 226/C00-C0D/LGL/10 dated May 24th, 2010.

The Parties:

1.	XL; and

2.	Indosat

Scope of the Agreement:

This Agreement was made to comply with the Minister of Communication and Information Regulation No. 02/PER/M.KOMINFO/3/2008 Juncto a Joint Decree of Minister of Communication and Information, Minister of Internal Affairs, Minister of Public Work and Head of Coordination Investment Board concerning Guidelines For Construction And Utilization Of Joint Telecommunication Towers, which in this case XL intends to lease towers of Indosat at Basic Service to placed its telecommunication device (in this case Indosat’s not provide Civil Mechanical Electrical).

Period of Agreement:

This Agreement will be in effect since the initial application form submitted by XL, will be held for Ten (10) years and can be extend minimum for Five (5) years period, unless XL intends to terminated the agreement with a prior written notice form within one hundred and twenty (120) days before the end of the agreement.

Rights and Obligations of the Parties:

1.	To Provide lease land and tower, thereafter XL can be install its equipments.

2.	To resolve community issue which happened during the lease period

3.	Receive payments from XL for utilize Indosat towers and other expenses arising from this Agreement.

Limitation for the Parties:

Each party is prohibited to:

1.	Signal and/or Physical Interference to the equipments which causes by building construction, installation, operations and or maintenance to the Tower.

2.	Breach the terms and condition of the contract and/or the prevailing laws.

3.	To multiply and/or combine its signal which was not agreed by Indosat.

Termination of Agreement:

The Parties agreed to waive the application of article 1266 of the Indonesian Civil Code so that a party can unilaterally terminate the agreement. this agreement can be terminated if the lease periods was terminated and can not extended by the parties and/or since the signing of the agreement.

Assignment of Agreement:

No party shall sell, assign or transfer the agreement, in part or in whole, to any third party without written concent of the other party.

Governing Laws:

The laws of Indonesia.

Dispute Settlement:

The Parties agree to amicably settle any dispute arising with relation to the agreement and if the parties fail to reach an amicable settlement within sixty (60) days, the dispute shall settle will referred to Indonesian National Arbitration Board (BANI) for settlement.

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